Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 pursuant to rule 462(b) under the Securities Act of 1933, as amended, of our report dated September 16, 2025 (which contains an explanatory paragraph relating to substantial doubt about the ability of Krakacquisition Corp to continue as a going concern), relating to the financial statements of Krakacquisition Corp as of August 6, 2025 and for the period from July 28, 2025 (inception) through August 6, 2025, appearing in the Registration Statement on Form S-1, File No. 333- 292681.

/s/ WithumSmith+Brown, PC

New York, New York
January 27, 2026